Exhibit 99.1

Proprietary & Confidential - Do Not Distribute Ameri c a ’ s Marketplace Investor Presentation June 2023

Disclaimer

This presentation ("Presentation") has been prepared in connection making an evaluation with respect to a proposed business combination (the "Transaction") between Colombier Acquisition Corp. ("Colombier") and PSQ Holdings, Inc. ("PublicSq.").

This Presentation does not purport to contain all of the information that may be required to evaluate a possible Transaction. This Presentation is not intended to form the basis of any investment decision by the recipient and does not constitute investment, tax or legal advice. No representation or warranty, express or implied, is or will be given by Colombier or PublicSq. or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this presentation or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of a possible Transaction, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. Accordingly, none of Colombier or PublicSq. or any of their respective affiliates, directors, officers, employees or advisers or any other person shall be liable for any direct, indirect or consequential loss or damages suffered by any person as a result of relying on any statement in or omission from this Presentation and any such liability is expressly disclaimed.

Forward-Looking Information

This Presentation contains forward-looking statements within the meaning of the federal securities laws with respect to the Transaction. Any statements other than statements of historical fact contained in this Presentation are forward-looking statements. Such forward-looking statements include, but are not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding PublicSq. and the proposed Transaction and the future held by the respective management teams of Colombier or PublicSq., the anticipated benefits and the anticipated timing of the proposed Transaction, future financial condition and performance of PublicSq. and expected financial impacts of the proposed Transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the proposed Transaction, financing transactions, if any, related to the proposed Transaction, the level of redemptions of Colombier's public stockholders and the products and markets and expected future performance and market opportunities of PublicSq. These forward-looking statements generally are identified by the words "anticipate," "believe," "could," "expect," "estimate," "future," "intend," "may," "might," "strategy," "opportunity," "plan," "project," "possible," "potential," "project," "predict," "scales," "representative of," "valuation," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Presentation, including but not limited to those set forth on slide 22 of this Presentation. Recipients should carefully consider such factors and the other risks and uncertainties to be described in the "Risk Factors" section of the registration statement on Form S-4, as amended (the "Form S-4"), that was filed by Colombier in connection with the proposed Transaction on June 14, 2023, and other documents filed or to be filed by Colombier from time to time with the Securities and Exchange Commission (the "SEC"). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Recipients are cautioned not to put undue reliance on forward-looking statements, and neither PublicSq. nor Colombier assume any obligation to, nor intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Neither PublicSq. nor Colombier gives any assurance that either PublicSq. or Colombier, or the combined company, will achieve its expectations.

Any financial projections presented in this Presentation represent the current estimates by PublicSq.'s management of future performance based on various assumptions, which may or may not prove to be correct. PublicSq.'s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the projections and accordingly they did not express an opinion or provide any other form of assurance with respect thereto. These projections should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying these projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks that could cause actual results to differ materially from those contained in these projections. Accordingly, there can be no assurance that these projections will be realized. Further, industry experts may disagree with these assumptions and with management's view of the market and the prospects for PublicSq.

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While the information contained in this Presentation is believed to be accurate, no representation or warranty is given or made, express or implied, as to the achievement, reasonableness, completeness or accuracy of, and no reliance should be placed on, any projections, estimates, forecasts, analyses or forward looking statements contained in this Presentation which involve by their nature a number of risks, unce r tainties or assumptions that could cause actual results or events to differ materially from those expressed or implied in this Presentation . Only those pa r ticular representations and warranties made in a definitive written agreement and subject to such limitations and restrictions as may be specified in such agreement, shall have any legal effect . By its acceptance hereof, each recipient of this Presentation agrees that neither Colombier nor PublicSq . shall be liable for any direct, indirect, consequential or any other loss or damages suffered by any person as a result of relying on any statement in or omission from this Presentation, along with other information furnished in connection therewith, and any such liability is expressly disclaimed . Ce r tain Assumptions Unless otherwise expressly stated herein, all information relating to the proposed Transaction : (i) assumes no redemptions by Colombier stockholders in connection with the Transaction ; (ii) does not give effect to any PIPE or other financing that may be raised in connection with or in anticipation of the Transaction ; (iii) does not assume the future exercise of or otherwise give effect to Colombier's outstanding warrants held by public investors or Colombier's sponsor, (iv) assumes that no additional shares of common stock will be issued in the future as earnout merger consideration in connection with the Transaction ; and (iv) does not give effect to future equity awards contemplated to be issued in connection with or following completion of the Transaction . Industry and Market Data The information contained herein also includes information provided by third pa r ties, such as market research firms . None of Colombier, PublicSq . or their respective affiliates and any third pa r ties that provide information to Colombier or PublicSq . , such as market research firms, guarantee the accuracy, completeness, timeliness or availability of any information . None of Colombier, PublicSq . or their respective affiliates and any third pa r ties that provide information to Colombier or PublicSq . , such as market research firms, are responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or the results obtained from the use of such content . None of Colombier, PublicSq . or their respective affiliates give any express or implied warranties, including, but not limited to, any warranties of merchantability or fitness for a pa r ticular purpose or use, or non - infringement, and they expressly disclaim any responsibility or liability for direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees or losses (including lost income or profits and oppo r tunity costs) in connection with the use of the information herein . Trademarks and Intellectual Prope r ty All trademarks, service marks, and trade names of PublicSq . or Colombier or their respective affiliates used herein are trademarks, service marks, or registered trade names of PublicSq . or Colombier, respectively, as noted herein . Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual prope r ty of their respective owners, and their use is not alone intended to, and does not alone imply, a relationship with PublicSq . or Colombier, or an endorsement or sponsorship by or of PublicSq . or Colombier . Solely for convenience, the trademarks, service marks and trade names referred to in this Presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that PublicSq . , Colombier or the applicable rights owner will not asse r t, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names . 3 Disclaimer

Additional Information and Where to Find It In connection with the proposed Transaction, on April 7 , 2023 , Colombier filed a registration statement on Form S - 4 with the SEC, which was subsequently amended on May 22 , 2023 , and which included a preliminary prospectus with respect to its securities to be issued in connection with the proposed Transaction and a preliminary proxy statement with respect to a stockholder meeting at which Colombier’s stockholders will be asked to vote on the proposed Transaction . Colombier and PublicSq . urge investors, stockholders, and other interested persons to read the Form S - 4 , including the proxy statement/prospectus, any amendments thereto, and any other documents filed with the SEC, before making any voting or investment decision because these documents do or will contain impo r tant information about the proposed Transaction . After the Form S - 4 has been declared effective, Colombier will mail the definitive proxy statement/prospectus to stockholders of Colombier as of a record date to be established for voting on the proposed Transaction . Colombier’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to : Colombier Acquisition Corp . , 214 Brazilian Avenue, Suite 200 - A, Palm Beach, FL 33480 ; e - mail : ir@colombierspac . com . These documents, including the Form S - 4 , and other documents once available, can also be obtained, without charge, at the SEC’s website www . sec . gov . Pa r ticipants in the Solicitation Colombier and its directors and officers may be deemed pa r ticipants in the solicitation of proxies of Colombier’s shareholders in connection with the proposed Transaction . Security holders may obtain more detailed information regarding the names, affiliations, and interests of ce r tain of Colombier’s executive officers and directors in the solicitation by reading Colombier’s final prospectus filed with the SEC on June 9 , 2021 , and the Form S - 4 , as amended, filed with the SEC on May 22 , 2023 , and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the Transaction when they become available . Information concerning the interests of Colombier’s pa r ticipants in the solicitation, which may, in some cases, be different from those of their shareholders generally, are set fo r th in the Form S - 4 , and preliminary proxy statement/prospectus relating to the Transaction now available as mentioned above . These documents can be obtained free of charge from the source indicated above . PublicSq . and its directors and executive officers may also be deemed to be pa r ticipants in the solicitation of proxies from the shareholders of Colombier in connection with the proposed Transaction . A list of the names of such directors and executive officers and information regarding their interests in the proposed Transaction are included in the Form S - 4 and preliminary proxy statement/ prospectus for the proposed Transaction . No Offer or Solicitation Neither the dissemination of this Presentation nor any pa r t of its contents are to be taken as any form of commitment on the pa r t of Colombier or PublicSq . or any of their respective affiliates to enter any contract or otherwise create any legally binding obligation or commitment . This Presentation does not constitute or form pa r t of any offer or invitation to sell, or any solicitation of any offer to purchase any interests in Colombier or PublicSq . , nor shall it or any pa r t of it or the fact of its distribution form the basis of, or be relied on in connection with, any contract or commitment or investment decisions relating thereto, nor does it constitute a recommendation regarding the interests in Colombier or PublicSq . No securities commission or regulatory authority in the United States or in any other country has in any way opined upon the accuracy or adequacy of this Presentation or the materials contained herein . This Presentation is not, and under no circumstances is to be construed as, a prospectus, a public offering or an offering memorandum as defined under applicable securities laws and shall not form the basis of any contract . 4 Disclaimer

Transaction Overview

Introduction to Presenters

PublicSq.



Michael Seifert
CEO & Chairman



Nick Ayers
Director

Colombier Acquisition Corp



Omeed Malik
CEO & Chairman

Transaction Highlights

Overview	▪ Colombier Acquisition Corp. (NYSE: CLBR), a special purpose acquisition company with ~$174.3M cash held in trust, intends to merge with PSQ Holdings, Inc. ("PublicSq.")
Transaction Consideration	▪ $200M in newly issued Class A and Class C shares, valued at $10 per share; earnout shares to be issued based on post-close trading price ▪ Represents an attractive entry valuation given growth profile and TAM
Capital Structure	▪ Pro forma for the transaction, PublicSq. will receive up to ~$159M in cash to the balance sheet to enable and accelerate future growth initiatives[1]
Pro Forma Ownership	▪ PublicSq. existing shareholders and management are rolling 100% of their equity into the transaction ▪ CLBR Sponsor common shares and PublicSq. management's common shares are subject to lock-up restrictions

1. Assumes no redemptions by CLBR public stockholders.

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Colombier a Value Creating Sponsor Partner

Team Brings Significant Operating Experience and Thought Leadership

Colombier Leadership Team



Omeed Malik
CEO

- Founder and CEO of Farvahar Partners, a boutique investment bank that has advised on over $3B of transactions
- 2012-2018: MD and the Global Head of the Hedge Fund Advisory Business at Bank of America Merrill Lynch
- Contributing Editor and minority owner of The Daily Caller
- Former securities Lawyer at Weil, Gotshal & Manges LLP



Ryan Kavanagh
Director

- Co-founder of Triller
- Produced, distributed, and/or structured financing for 200+ films; holding the distinction of being the 25th highest grossing film producer of all time
- Originated a number of "first of their kind" deals, including the creation of Marvel Studios



Jonathan Kiedan
Director

- Founder of Torch Capital, an early-stage consumer venture fund focusing on mission-oriented, next-gen consumer brands and tech platforms
- Early backer of several top consumer startups including Compass, Sweetgreen, Ro, Acorns, ZocDoc, and Digital Ocean, with a combined current market value of over $13B



Eddie Kim
Director

- Founder and CEO of Memo, a brand narrative measurement platform
- Chairman of Mixlab Pet Pharmacy, a pet pharmacy specializing in custom veterinary medications
- Founding Board Director of Gracious Hospitality Management, owner of Michelin starred Cote Korean Steakhouse

Track Record of Shareholder Value Creation

- Members of Colombier Management and the Colombier Board of Directors are leaders in building, financing, and monetizing consumer platforms and brands

DAILY CALLER
BLINK HEALTH
ro
TRILLER
Spotify
lyft
sweetgreen

Post-Business Combination Value Add

- Colombier relationships with tastemakers and media outlets offer potential to promote brand recognition, customer engagement, and earned media post-combination
- Experience investing and driving growth at the nexus of technology and consumer products across a variety of categories. CEO/Chairman of Colombier expected to join post-closing board

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Great companies are not created. They rise as a force of conviction. They are rooted in a worldview, and if done right, they rarely ask us to believe – they are simply believable. As an idea grows into a movement, it changes hands. It moves from the founders to team members, early adopters, media, industry, and eventually pop culture. As it becomes embedded in the culture, in the fabric of those that believe in it, its power forces change. Change that we believe is desperately needed in America today as people continue to denigrate this great nation and disparage the principles on which it was built. We’re here to change that. We’re here to serve America by suppo r ting and building out a network of companies and brands rooted in the worldview of American exceptionalism. Companies that were built to serve hardworking Americans who still believe in the values that built this great nation and want to see it grow. Our path to empowering the pro - American economy will be methodical and intentional but, in the end, it will be… For Americans, By Americans…and For America. Our Vision 7

1. Source(s): Statista: How proud are you to be an American (November 2022), GS Strategy Group: Responsible Corporate Leadership Survey (December 2019) 2. Source(s): 5W Consumer Culture Repo r t (2020) PublicSq. is the marketplace that empowers like - minded, patriotic Americans to discover and suppo r t companies that share their values. 65% of Americans say that they’re very or extremely proud to be an American. Ȋ We believe that corporate America’s recent embrace of progressive ideas and policies such as DEI and ESG have left many patriotic Americans wondering where they can spend their hard - earned money in alignment with their values. 71% of Americans say they prefer buying from companies that share their values. ȋ Through our app and web experiences, customers are able to search for, shop, and share these freedom - loving companies and products, both locally and nationally. America’s Marketplace Discover patriotic alternatives to your favorite purchases on the PublicSq. marketplace. PublicSq. is Changing Everything. 8

The PublicSq. Platform 9 In less than eleven months since our nationwide launch in July of 2022, PublicSq. has become the largest values - aligned marketplace of pro - America businesses and consumers... and we’re just getting sta r ted. By the Numbers 55,000 + Businesses 1,100,000+ Active Consumer Members ¢ 32% MoM Consumer Growth Rate £ 1. “Active Members” refer to unique consumer membership accounts with all required contact information that have not been deactivated or deleted. 2. Month over Month from the period beginning June 2022 through May, 2023. 3. Month over Month from the period beginning June 2022 through May, 2023. 18% MoM Business Growth Rate ¤ Region shown below is in California 06/09/2023

Impressive Growth And Engagement Active Consumer Members Total Businesses Avg Daily Unique Sessions (1) 89,843 January 2023 (2) 309,979 May 2023 (3) 1. “Avg Daily Unique Sessions” refers to the average number of unique IP addresses accessing app.publicsq.com on mobile (on iOS and Android) and desktop in a single day over the indicated period. 2. Includes from beginning of tracking data on January 18 2023 through end of the month. 3. May 1 2023 through May 31 2023. 245% Growth 147% Growth CLBR Announcement took place on February 27, 2023 12/31/21 3/31/22 6/30/22 9/30/22 12/31/22 41% Growth 11,256 24,294 66,628 214,290 384,952 450,000 556,339 657,389 1,027,574 1,113,072 2/27/23 3/31/23 4/30/23 5/31/23 6/9/23 398 3,700 9,852 21,894 32,851 40,000 46,568 56,350 50,323 55,605 12/31/21 3/31/22 6/30/22 9/30/22 12/31/22 2/27/23 3/31/23 4/30/23 5/31/23 6/9/23

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Leading mission - driven platform connecting patriotic Americans with like - minded businesses 1. Source(s): Americans’ Political Ideology: Gallup (2021) Investment Highlights Large TAM of estimated 100M+ Americans increasingly ignored by existing platforms and marketplaces ༃ Values - verification by PublicSq. helps ensure platform mutual trust in order to drive customer satisfaction and retention Multiple revenue streams to accelerate financial growth and performance Proprietary data and analytics to enable launch of wholly - owned consumer products line for America - first consumers Management team with strong personal conviction and alignment with platform users 12

1. Based on the latest private market valuation shown by PitchBook as of February 24, 2023 Progressive Priorities Traditional, Pro - America Values 13 $958B Mkt Cap $15.4B Mkt Cap $650MM ༃ Mkt Cap $2.5B Mkt Cap $2B Mkt Cap Disconnect Between the Values of Large Corporations and Patriotic Consumers Creates Significant Market Opportunity Serving an Unaddressed Market

Our Solution: PublicSq.'s Values are Aligned with Customers

Until now, there was no easy-to-access network for values-driven consumers to discover which of the 30M small businesses in the United States are run by business owners with traditional views.[1]

Our mission: be the largest, traditional-values-driven marketplace in the country and we believe that there is an obtainable market of 35+ million weekly active local shoppers[2] within 4 years.

We believe our marketplace network is the sole, widely accessible repository for companies promoting traditional American values and given our in-app revenue strategy and significant follow-on opportunities, we believe we are the clear leader in a sizable, yet largely unaddressed market.


71% of Americans say they prefer buying from companies that align with their values, including 83% of millennials[3]

1. Source(s): U.S. Small Business Administration (2022)
2. Source(s): Yelp and Nextdoor Usage Statistics (2022)
3. Source(s): 5W Consumer Culture Report (2020)

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When a new business owner signs up for our platform, they’re asked to confirm that they respect the core values of PublicSq. By affirming this, our businesses agree that they will not suppo r t causes that are in direct conflict with our core values. Businesses that elect to adve r tise their services on PublicSq. enter into a paid multi - month subscription contract in order to increase their exposure to the consumers in our network. How it Works: Businesses 15

Members download the app, create an account, and are able to search, shop and share values - aligned businesses in their local area and online. Not only does PublicSq. exist as a values - aligned directory, but we’re working to make the online shopping experience seamless as well. The PublicSq. e - commerce platform is in active development with an expected release date later in 2023. The new platform will provide in - app shopping capabilities with discounts at businesses on the platform exclusively for the PublicSq. community. How it Works: Consumers Search Find values - aligned businesses locally and online Shop Change the country with the power of your wallet Share Connect with like - minded businesses and community Region shown below is in Texas 16

Significant Recent Progress… And We’re Just Getting Sta r ted Q1 2021 17 Q4 2021 PublicSq. sta r ted in a garage Prototype of our app in testing, PublicSq. brand was finalized Q3 2021 Limited release app on iOS, Android, and Web in San Diego County, followed by quickly by CA Launch Launched Ambassador Program in CA Q1 2022 Q2 2022 Expanded with a beta release to the first 10 states; launched subscription adve r tising revenue model Platform Launched nationwide Q3 2022 Q1 2023 Release of our 2.0 Platform & Announcement of a Business Combination with Colombier Acquisition Corp.

A curated group of over 500 highly influential individuals have been selected to act as ambassadors and influencers to advocate for our platform and its core values. Our Outreach Program has an aggregate following of 60M+ people. Ambassadors and influencers are supplied with a unique invite link that rewards them for each new member or business they invite to PublicSq. Since the sta r t of our Outreach Program in March 2022, this program has been a very successful tool in driving new consumers and businesses to the platform. 18 How it Works: Our Outreach Program

PSQ. Holdings Inc. PublicSq. App Data Trends & Consumer Habits Our D2C Products Increase in Revenue Our Business Model The PublicSq. app serves as our primary ecosystem that connects freedom - loving consumers and businesses with shared values in order to create immediate trust - driven transactions. We capture data about what our consumers are searching for and utilize that data to highlight oppo r tunities in the market. If our community is searching for a product and there is not currently a values - aligned option, this is a chance for us to expand our product offering to our consumers through the creation of our own brands. We intend to work with teams of industry expe r ts to create, build, launch, and maintain our own direct - to - consumer (D2C) brands. We believe these will enable us to realize attractive margins because we have already established the primary customer acquisition channel. We believe our mutually reinforcing business model will dramatically increase the revenue potential of our company and allow us to expand the reach of both the platform and each of the individual brands. 19

Our Target Consumer: ”Holly” With over one million active members in our database, we’ve obtained data (consistent with our privacy policy) on who is using our app – and what they’re looking for. Meet “Holly”: A 37 year old, upper - middle class woman with two kids who holds most of the spending power in the family. She’s a “momma bear” who wants the products she buys and the businesses she suppo r ts to align with her traditional American values. Holly is representative of the largest demographic in our community and now we’re making sure that Holly can find the products she wants. 20

Our Roadmap to Success 21

We plan to launch enhancements to our online shopping feature within the app and a user rewards program that we believe will continue to increase the level of convenience of the transaction experience. D2C Products PublicSq . 2023 Growth & Expansion Q1 2023 Beta test and launch 2.0 version of PublicSq. app In parallel, product development on first D2C product Q2 2023 Launch first D2C brand by end of Q2 Q3 2023 Introduce E - Commerce and begin large scale marketing campaign Development of subsequent D2C products Launch Consumer Loyalty Programs Q4 2023 We believe 2023 will be a key year of development and growth for PublicSq. 22

Colombier Transaction Overview 23

Our goal is to be the premier exchange for the emergence of a new parallel economy that serves pro - American consumers and fuels the growth of thousands of small and medium sized businesses with values similar to Rumble, Black Rifle Coffee, and Chick - Fil - A. 24 Join us in changing the country – for good .

Transaction Summary

Transaction Overview

- Up to $174.3M CLBR cash held in trust (subject to redemptions) will be used to support D2C and B2B product development initiatives, to enhance e-commerce functionality on the platform, to fund an increase in payroll, to launch targeted marketing campaigns, and for other working capital and general corporate purposes
- PublicSq. existing shareholders and management are rolling 100% of their equity into the transaction
- CLBR Sponsor common shares and PublicSq. management common shares also subject to lock-up restrictions
- PSQ Founder (Michael Seifert, the expected CEO and chairman, post-closing) to receive Class C shares with associated majority voting control over most matters

Pro Forma Valuation ($M, except per share data)

Total shares outstanding[2]	41.56M
Price per share	$10.00
Equity value	**$416**
Less: net cash	($159)
Total enterprise value	**$258**

Sources and Uses ($M)

Sources	
SPAC Cash in Trust[1]	$174.3
PublicSq. Rollover Equity	$200.0
Permitted Financing	$22.5
Total Sources	**$396.8**

Uses	
PublicSq. Rollover Equity	$200.0
Cash to Pro Forma Balance Sheet	$158.5
Permitted Financing	$22.5
Assumed Transaction Fees	$15.7
Total Uses	**$396.7**

Pro Forma Illustrative Ownership Breakdown



CLBR Sponsor
10.4%
CLBR Public Stockholders
41.5%
100% Existing Investor Rollover
48.1%[3]

1. Assumes none of Colombier Acquisition Corp. holders exercise redemption rights to receive cash from the trust account. This amount will be reduced by the amount of cash used to satisfy any redemptions.
2. Pro forma share count assumes no redemptions and represents 20.0M seller rollover shares, 17.3M Colombier public stockholder shares, and 4.3M Colombier Sponsor shares (assuming no forfeitures). Pro Forma share count excludes (i) the effect of outstanding warrants to purchase CLBR common stock, (ii) up to 3M earnout shares potentially issuable to PublicSq. security holders in connection with the transaction, (iii) any future equity awards contemplated to be issued in connection with or following the completion of the transaction, and (iv) the effect of an adjustment due to PSQ's closing net indebtedness at Closing.
3. As a result of Michael Seifert's ownership Class C shares and associated voting rights and preferences, the Combined Company is expected to be a "controlled company" for NYSE purposes.

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Michael Seife r t Chief Executive Officer Michael Seife r t is the Founder, CEO, and President at PublicSq. Michael is a recognized thought - leader in the areas of business development, politics, and culture. Michael has a proven track record of growth, as the head of the marketing depa r tment for a notable REI firm with over $1B in assets and $3B in transactions, and a background that speaks to his leadership abilities, as the Executive Director of the University program for one of the most successful non - profit organizations in the United States. Michael lives in Carlsbad, California with his wife, Sarah Gabel and their daughter, Lily. Executive Leadership Sebastian Harris Chief Operating Officer Sebastian Harris is the Chief Operating Officer and Co - Founder of PublicSq. With over 10 years experience building organizations and teams, Sebastian built Raising Royalty's affiliate marketing program from scratch to seven - figures in less than 12 months, including scaling the team to accommodate new growth. Sebastian has played a central role in many international development projects, including the first Israeli - Palestinian Economic Forum in Jerusalem in 2019. Sebastian and his wife Claire currently live in Carlsbad, California. 26 Brad Searle Chief Financial Officer Brad is the Chief Financial Officer at PublicSq. A CPA by trade, Brad has experience in both public (Big 4) accounting and private accounting (small businesses and large corporations). As the owner - operator of a small business for four years, Brad recognizes that the American economy was built by small - business owners and that these must thrive for the American dream to remain alive. Brad is from Encinitas, California, where he is a well - known leader in his community. Andy Weisbecker Chief Product Officer Andy Weisbecker is the Chief Product Officer at PublicSq. With over 15 years in digital product management, Andy led the development of Target’s mobile platforms from zero to over $20B in sales, including industry - leading apps and experiences like Drive Up and Target Wallet. He has a passion for design and using social, emotional, and functional context to build products that help people make progress in their lives. Andy lives in the Twin Cities with his wife Sarah and their six children.

Executive Leadership ( continued ) Brian Elkins Chief Information Security Officer Brian Elkins is the Chief Technology Officer at PublicSq. He has built, grown, and led more than 150+ member cross - functional hardware, software, program and project management, and global customer suppo r t teams in the U.S., U.K., Russia, Ukraine, Korea, China, Hong Kong, and India, delivering over $500M in new products and services to market. When he’s not behind a computer, he’s enjoying the outdoors through long hiking trips and camping. Brian lives in the beautiful state of Montana with his wife and kids. Steve Moran Chief Legal Officer Steve is the Chief Legal Officer & General Counsel at PublicSq. Steve was Global General Counsel of Nearmap Ltd. (ASX: NEA), CLO of Nuvve Holding Corp. (Nasdaq: NVVE) where he helped lead the successful completion of its de - SPAC transaction, and SVP & General Counsel of CalAmp (Nasdaq: CAMP). Earlier in his career, as General Counsel of Intersil Corp. (Nasdaq: ISIL), he helped lead the successful $575 million IPO. He earned his J.D. from Loyola Law School & B.A. from Claremont McKenna College. He lives in Orange County, California with his wife, two children and five grandchildren and splits his time between West Palm Beach, Florida, and Orange County, California. Mike Hebe r t Chief People Officer Mike is the Chief People Officer at PublicSq. Mike has been a leader within the HR and operations space for over 15 years with a special focus on the technology sector. He has built his career with successful technology brands including Wayfair.com, Monster.com, edX, and most recently Parler. Establishing high performance cultures is Mike’s specialty as he leverages his deep experience in implementing programs that raise the bar on performance and talent. Mike has also developed top - performing talent acquisition teams to enable significant company growth. He earned his B.S. in MIS from Rensselaer Polytechnic Institute. Mike lives with his family in Nashville, Tennessee. 27

Post-Closing Board of Directors



Michael Seifert
Chairman

Michael Seifert is the Founder, CEO, and President at PublicSq. Michael is a recognized thought- leader in the areas of business development, politics, and culture. Michael has a proven track record of growth, as the head of the marketing department for a notable REI firm with over $1B in assets and $3B in transactions, and a background that speaks to his leadership abilities, as the Executive Director of the University program for one of the most successful non-profit organizations in the United States. Michael lives in Carlsbad, California with his wife, Sarah Gabel and their daughter, Lily.



Omeed Malik
Chairman of the Nominating & Governance Committee & Member of the Compensation Committee

Omeed Malik is the Founder and CEO of Farvahar Partners, a boutique investment bank and is the President of 1789 Capital, an investment firm that finances companies in the budding Entrepreneurship, Innovation & Growth ("EIG") economy. Prior, Omeed was a Managing Director and the Global Head of the Hedge Fund Advisory Business at Bank of America Merrill Lynch. Before Wall Street, Omeed was a corporate lawyer at Weil, Gotshal & Manges LLP and has also worked in the United States Senate and House of Representatives. Omeed received a JD, with Honors, from Emory Law School and a BA in Philosophy and Political Science, Cum Laude, from Colgate University. Omeed is a Contributing Editor and minority owner of The Daily Caller and was a Term Member of the Council on Foreign Relations.



Nick Ayers
Member of the Nominating & Governance Committee

Nick Ayers is one of America's leading public policy and business strategists. From 2017 to 2019, Nick served in the White House as Assistant to the President and Chief of Staff to the Vice President. Most recently, Nick partnered with Insight Venture Partners to acquire Veeam Software, where he serves as a member of Veeam's board of directors. Governor Brian Kemp also appointed Nick to the board of directors of the Georgia Department of Natural Resources. Time Magazine named Nick one of the "40 most influential people in politics under the age of 40" and The Wall Street Journal called him a "political prodigy." He received a Bachelor of Political Science degree from Kennesaw State University. Nick lives in Atlanta with his wife Jamie and their three children.



Blake Masters
Chairman of the Compensation Committee & Member of the Audit Committee

Blake Masters is an entrepreneur and investor. After graduating from Stanford and Stanford Law School, Blake co-founded a successful software startup called Judicata. In 2014, he co-authored the #1 New York Times bestseller on startups and venture capital, titled Zero to One and sold more than 4 million copies. In 2015 Blake became President of the Thiel Foundation, a nonprofit that promotes science and innovation. From 2018 to 2022, Blake was Chief Operating Officer at Thiel Capital, an investment firm that specializes in the technology sector, where he helped grow assets under management by billions of dollars. Blake was Arizona's Republican nominee for the U.S. Senate in 2022 and lives in Arizona with his wife and three boys.

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Post-Closing Board of Directors (*continued*)



Davis Pilot III
Member of the Audit Committee & Nominating & Governance Committee

Davis Pilot is the Critical Facilities Director at Uniti Fiber, a telecommunications infrastructure provider. Mr. Pilot started at Uniti Fiber in 2013 as an Operations Strategic Analyst and transitioned to the roles of Critical Facilities Manager in 2015 and Critical Facilities Director in 2017. Mr. Pilot received a B.S. in Business Administration and Entrepreneurship and a Master of Business Administration from the University of Mobile.



Caroline Carralero
Director

Caroline Carralero is the CEO of PSQ's subsidiary, EveryLife, and the Founder of Nouri Life LLC, a health consumer products company founded in 2018. Since 2017, Mrs. Carralero is also the Founder and Managing Partner of Hattemer Projects LLC, an investment and consulting company which advises consumer packaged goods companies. From 2015 to 2017, Mrs. Carralero was the Co-Founder and CEO of Phenomenal Foods LLC, where she developed and distributed smoothie products into over one thousand retail stores nationwide. Mrs. Carralero was also the VP of Special Projects at Suja Life LLC, from 2011 to 2015, where she helped develop, produce and distribute over 50 beverage SKUs to over 3,000 retail stores nationwide and supported the generation of over $100 million in annual revenue. Mrs. Carralero was a Lincoln Fellow at the Claremont Institute and a Thiel Fellow.



James Rinn
Chairman of the Audit Committee & Member of the Compensation Committee

James Rinn, CPA, has over 30 years of finance experience and currently serves as the CFO/COO for a real estate investment fund. From 2011 to 2022, James was the CFO/COO of various audit, investment, and accounting firms. From 2000 to 2011, James served as the VP of Finance at FA Flood Data Services Inc., a subsidiary of NYSE: FAF, where he was responsible for financial reporting and coordinated internal audit, financial audit, and Sarbanes-Oxley-related audit activities. From 1999 to 2000, James was the Internal Audit Director at National Instruments: (Nasdaq:NATI). James holds a Bachelor's Degree in Business Administration from the University of Texas, Austin.

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Appendix 30

Risk Factors 31 PublicSq’.s business is subject to numerous risks, including but not limited to the following: PublicSq. has a very limited operating history, which makes it difficult to evaluate its business and prospects; To date, PublicSq. has not generated significant revenues or achieved profitability, and may never generate significant revenues or become profitable; PublicSq.’s growth to date may not be sustainable or indicative of future performance; PublicSq. may not be successful in growing or maintaining the base of consumer and business members that use its platform; The market for PublicSq.’s platform and services may not be as large as PublicSq. believes it to be; PublicSq.’s business faces significant competition, and if it is unable to compete effectively, including for business and consumer users of its platform and for adve r tising spend, its business and operating results would be harmed; PublicSq.’s success depends on establishing and maintaining a strong brand and base of business and consumer users of its platform, and any failure to establish and maintain a strong brand or user base would adversely affect PublicSq.’s future growth prospects; Negative publicity or media coverage about PublicSq. or persons or businesses associated with PublicSq. could adversely affect PublicSq.’s reputation and its business, results of operations and future growth prospects; PublicSq.’s five core values may not always align with the sho r t - term interests of its business or its stockholders; PublicSq. revenues are and are expected in the future to be dependent in large pa r t on adve r tising, and any failure to attract adve r tisers or any change in or loss of relationships with adve r tisers could adversely affect its business and results of operations; If member engagement by business or consumer members on PublicSq.’s platform declines, its revenue, business and operating results may be harmed; Changes to PublicSq.’s existing platform and services could fail to attract traffic and adve r tisers or fail to generate revenue; If PublicSq. fails to successfully roll out its new e - commerce functionality or new D2C product offerings, introduce new platform innovations, or expand effectively into new markets, its revenue and its business may be harmed; PublicSq.’s planned expansion into the branded consumer products/direct - to - consumer (D2C) business will be subject to numerous risks, including consumer acceptance, cost and supply chain risks, and other risks associated with sourcing, manufacturing, warehousing and logistics, and the loss of key suppliers or logistical service providers could negatively impact PublicSq.’s business; If PublicSq. fails to generate and maintain a sufficiently high quality directory on its platform, it may be unable to provide consumer members with the information they are looking for, which could negatively impact its traffic and revenue; If PublicSq. fails to successfully launch its new e - commerce functionality or new D2C product offerings, introduce new platform innovations, or expand effectively into new markets, its revenue and its business may be harmed; PublicSq. May not be able to expand into or compete successfully in a highly competitive D2C market;

32 Unce r tain global macro - economic and political conditions could materially and adversely affect PublicSq.’s results of operations and financial condition; If PublicSq. fails to maintain adequate operational and financial resources, PublicSq. may be unable to execute its business plan or maintain high levels of service and member satisfaction; PublicSq. may not be able to scale its systems, technology, or network infrastructure to ensure that its platform is accessible; PublicSq. may in the future make acquisitions, and such acquisitions could disrupt its operations, and may have an adverse effect on its operating results; PublicSq. will be subject to numerous risks relating to the need to comply with data and information privacy laws; PublicSq. is subject to cybersecurity risks and interruptions or failures in its information technology systems and as it grows, it will need to expend additional resources to enhance its protection from such risks. Any cyber incident could result in information theft, data corruption, operational disruption, loss of users or adve r tisers on its platform and/or a financial loss that has a material adverse impact on PublicSq.’s business and that could subject it to legal claims; If PublicSq. infringes on the intellectual prope r ty of others, it could be exposed to substantial losses and face restrictions on its operations; PublicSq.’s traffic growth, engagement, and ability to monetize its platform depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that it does not control; PublicSq.’s business depends on continued and unimpeded access to its directory information and services on the Internet. If PublicSq. or those who engage with its content experience disruptions in Internet service, or if Internet service providers are able to block, degrade or charge for access to PublicSq.’s content and services, it could incur additional expenses and the loss of traffic and adve r tisers; PublicSq. has offered and intends to continue to offer incentives, including economic incentives, to influencers to join and promote its platform, and these arrangements may involve fixed payment obligations or the issuances of equity that are not contingent on actual revenue or performance metrics generated by the applicable influencer, which may adversely impact PublicSq.’s financial performance, results of operations and liquidity; The loss of Michael Seife r t, Founder and Chief Executive Officer, or other key personnel, or failure to attract and retain other highly qualified personnel, could harm PublicSq.’s business; PublicSq.’s management team mostly has no prior experience managing a public company; There can be no assurance that PublicSq. Will be able to comply with the continued listing standards of the NYSE; PublicSq. may be exposed to risk if it cannot enhance, maintain, and adhere to its internal controls and procedures; PublicSq.’s independent registered public accounting firm’s repo r t contains an explanatory paragraph that expresses substantial doubt about PublicSq.’s ability to continue as a “going concern”; As a public company, PublicSq. will incur increased expense associated with the costs of being a public company. Litigation or legal proceedings could expose PublicSq. to significant liabilities and have a negative impact on PublicSq.’s reputation or business; Changes in tax rates, changes in tax treatment of companies engaged in e - commerce, the adoption of new tax legislation, may adversely impact PublicSq.’s financial results; Compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S., or industry practices may adversely affect PublicSq.’s business; and Following completion of the proposed business combination, Michael Seife r t our Founder and Chief Executive Officer, will continue to exercise significant control over PublicSq., including through his holdings of a special class of common stock with majority voting rights. Risk Factors If PublicSq. does not successfully anticipate market needs and develop products and services and platform enhancements that meet those needs, or if those products, services, and platform enhancements do not gain market acceptance, PublicSq.’s business, operating results, and financial condition will be adversely impacted;

33 Colombier is subject to numerous risks, including but not limited to the following: The risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Colombier’s securities; The risk that the business combination may not be completed by Colombier’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Colombier; The failure to satisfy the conditions to the consummation of the business combination, including the approval of the business combination agreement by the stockholders of Colombier; The occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; The ability to maintain the listing of Colombier’s securities on a national securities exchange; Costs related to the business combination and the failure to realize anticipated benefits of the business combination or to realize underlying assumptions, including with respect to estimated stockholder redemptions; and Those factors discussed in Colombier’s filings with the SEC and contained in Colombier’s registration statement on Form S - 4, as amended, filed with the SEC on May 22, 2023, relating to the business combination. Risk Factors

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